Exhibit 10.iii.d.

Pursuant to the Management Incentive Plan (“MIP”) of The Mosaic Company (the “Company”), key managers of the Company and its subsidiaries, including executive officers, are eligible for annual cash incentive compensation based upon the attainment of business performance goals that are pre-established by the Board of Directors of the Company, upon the recommendation of the Compensation Committee or a subcommittee of outside directors. Attainment of the performance measures determines the amount of the incentive payment for executive officers and all or a portion of the amount of the incentive payment for other participants. Threshold, target and maximum payout levels are set based upon the extent to which the specified performance measures are attained. Target annual incentive awards for executive officers range from 50% to 110% of base salary for the fiscal year ending May 31, 2010. The Corporate performance measures for the fiscal year ending May 31, 2010 are (i) consolidated operating earnings (“operating earnings”) and (ii) average consolidated working capital (“average working capital”), weighted 80% on the operating earnings measure and 20% on the average working capital measure. The Corporate performance measures apply to all executive officers, except that the performance measures for the executive officer who is the leader of the Company’s Potash business unit is based 60% on consolidated operating earnings and average consolidated working capital and 40% on operating earnings and average working capital of the Potash business unit. The plan has a minimum level for both the operating earnings measure and the average working capital measure at which payments begin. In addition, the plan has a separate threshold for the operating earnings measure below which no payout will be made under the average working capital measure. The maximum payout percent for both the operating earnings measure and the average working capital measure is 200% of the target annual incentive award.